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                                                                    EXHIBIT 12.1

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                                                                       NINE MONTHS
                                                                                                -------------------------
                                           1996       1997       1998       1999       2000       2000            2001
        (DOLLARS IN THOUSANDS)           --------   --------   --------   --------   --------   --------        ---------
EARNINGS
Net Income (Loss) Before Income Tax....   (55,263)   (22,040)    (7,811)    36,370    (96,723)   (30,867)        (199,523)
Plus Fixed Charges.....................    46,138     49,951     45,698     45,159     35,913     27,022           29,090
Minus: Capitalized Interest............    (1,100)      (500)      (400)        --       (200)       (60)              --
                                         --------   --------   --------   --------   --------   --------        ---------
EARNINGS...............................   (10,225)    27,411     37,453     81,529    (60,010)    (3,895)        (170,430)
FIXED CHARGES
Interest Expense.......................    44,366     48,683     44,338     44,223     34,633     26,270           28,347
Plus: Capitalized Interest.............     1,100        500        400         --        200         60               --
                                         --------   --------   --------   --------   --------   --------        ---------
Plus: Estimated interest componet of
  rental expense.......................       672        768        960        936      1,080        702              743
FIXED CHARGES..........................    46,138     49,951     45,698     45,159     35,913     27,022           29,090
Ratio of Earnings to fixed charges.....     (0.22)      0.55       0.82       1.81      (1.67)     (0.14)           (5.86)
Shortfall..............................    56,363     22,540      8,211         --     96,923     30,927          199,523
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